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                                                               EXHIBIT 99.1
[TRUE NORTH LOGO]

April 9, 2001

Dear Shareholder:

2000 was a landmark year for True North. Not only did we meet many of our financial objectives, but True North also recently entered into an agreement to combine with The Interpublic Group of Companies to create one of the largest marketing communications holding companies in the world.

CHANGES TO OUR ANNUAL REPORT AND OUR ANNUAL MEETING OF SHAREHOLDERS -- Because of the proposed transaction with Interpublic, True North decided this year to avoid the expense of the typical "glossy" annual report and to present our 2000 results in the Annual Report on Form 10-K that you are receiving today.

In addition, our annual meeting of shareholders -- previously scheduled for May 16th -- has been postponed and instead we will be having a special shareholder meeting to vote on the Interpublic transaction. You will receive more information and proxy materials prior to that meeting.

2000 RESULTS AND OUTLOOK -- The significant improvements in our operating results for 2000 reflect our focus on financial discipline and the positive momentum of our brands: we are proud of what we have accomplished. Yet the pace and demands of business afford no time for looking back, only for moving forward. And so we are looking to the future in joining with Interpublic. More detailed information pertaining to the proposed merger with Interpublic will be set forth in appropriate filings to be made with the Securities And Exchange Commission (SEC). You are urged to read relevant documents that are filed with the SEC because they will contain important information. You will be able to obtain a free copy of any filings containing information about Interpublic and True North, without charge, at the SEC's internet site (http://www.sec.gov). Copies of filings containing information about True North can also be obtained, without charge, by directing a request to Sue Geanuleas at True North, who can be reached (312) 425-6570.

Sincerely,

/s/ David Bell
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David Bell
Chairman and Chief Executive Officer
True North Communications Inc.